Consent of Independent Auditors


          We consent to the incorporation by reference of our report dated December 29, 1999 relating to the Statement of Oil and Gas Revenue and Direct Lease Operating Expenses of oil and gas properties of Whiting Petroleum Corporation acquired by Delta Petroleum Corporation for each of the years in the two-year period ended June 30, 1999 which report appears in the Form 8-K/A of Delta Petroleum Corporation dated January 13, 2000 and to the reference to our firm under the heading "Experts" in the prospectus.



                                          /s/ KPMG LLP
                                          KPMG LLP


Denver, Colorado
March 24, 2000